Exhibit 99.1

Stereotaxis Announces 1-for-10 Reverse Stock Split

ST. LOUIS, MO, July 10, 2012— Stereotaxis, Inc. (NASDAQ: STXS) announced that at a Special Meeting of Stockholders held today, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock, $0.001 par value per share, and authorized the Company's Board of Directors to determine the ratio (within a range of 1-for-4 to 1-for-10) and the effective date of the reverse stock split. The reverse stock split proposal was approved by a vote of, over 60% of the outstanding shares, and of the shares represented at the meeting, nearly 94% voted in favor of the proposal.

The Board of Directors determined to fix the ratio for the reverse stock split at 1-for-10, with an effective date to be July 10, 2012 and trading on a post-reverse split-adjusted basis on the NASDAQ Global Market to begin as of the opening of trading on July 11, 2012. The purpose of the reverse split is to raise the per share trading price of Stereotaxis’ common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Global Market. However, there can be no assurance this desired effect will occur or be maintained.

The common stock will continue to be reported on the Nasdaq Global Market under the symbol "STXS" (although Nasdaq will likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). The common stock will have a new CUSIP number upon the reverse stock split becoming effective.

Upon the effectiveness of the reverse stock split, each 10 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, stock appreciation rights, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the reverse stock split. The reverse stock split will reduce the number of shares of the Company's common stock currently outstanding from approximately 78 million to approximately 7.8 million. In addition, the number of authorized shares of the Company's common stock was increased from 100 million to 300 million.

No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu of such fractional share based on the average closing price of the common stock on the Nasdaq Global Market for the five trading days prior to the effective date of the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after July 11, 2012. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after July 11, 2012, such stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Broadridge Corporate Issuer Solutions, Inc.

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on June 8, 2012, a copy of which is available at www.sec.gov or at www.stereotaxis.com under the SEC Filings tab located on the Investors page.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey™ portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Robert Jones	Senior Vice President,
314-678-6007	646-445-4801 / 646-201-5447	Marketing & Business
Development
314-678-6111

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